EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in the following Registration Statements of Mercer International Inc. :

•	Registration Statement No. 333-121172 and 333-111118 on Form S-3; and

•	Registration Statements No. 333-31638, 333-38317, 333-90026 and 33-116520 on Form S-8;

of our report dated June 1, 2005, which audit report expresses an unqualified opinion and for U.S. readers includes Canada-U.S. reporting differences which would require explanatory paragraphs, following the opinion paragraph, regarding substantial doubt about the Company's ability to continue as a going concern and when there is a change in accounting principles, appearing in this Current Report on Form 8-K/A dated June 14, 2005 (filed June 14, 2005) of Mercer International Inc.

/s/ Deloitte & Touche LLP
Independent Registered Chartered Accountants
Vancouver, Canada
June 14, 2005